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                                                                     Exhibit 4.7



                                     [LOGO]
                               SILICON VALLEY BANK

                     ACCOUNTS RECEIVABLE FINANCING AGREEMENT

         This ACCOUNTS RECEIVABLE FINANCING AGREEMENT (the "Agreement"), dated as of September 22, 2000 is between Silicon Valley Bank, a California chartered bank, ("Bank"), and E-SYNC NETWORKS, INC. a Delaware corporation, ("Borrower"), whose address is 35 Nutmeg Drive, Trumbull, Connecticut 06611 and with a FAX number of (203) 601-3176.

1. DEFINITIONS. In this Agreement:

         "ACCOUNTS" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

         "ACCOUNT BALANCE" is the aggregate outstanding Advances made hereunder.

         "ACCOUNT DEBTOR" is defined in the Code and shall include any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker's acceptance.

         "ADJUSTED QUICK RATIO". A ratio of (i) Quick Assets to (ii) Current Liabilities minus Deferred Revenue of at least 1.25 to 1.00.

         "ADJUSTMENTS" are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

         "ADVANCE" is defined in Section 2.2.

         "ADVANCE RATE" is eighty percent (80%), net of deferred revenue and offsets related to each specific Account Debtor, provided however, if Borrower is able to maintain the Adjusted Quick Ratio then the Bank will not net out deferred revenue, or another percentage as Bank establishes under Section 2.2.

         "APPLICABLE RATE" is a per annum rate equal to the "Prime Rate" plus one and one half (1.50) percentage points.

         "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing such information.

         "CODE" is the Uniform Commercial Code (presently M.G.L. Chapter 106) as adopted by The Commonwealth of Massachusetts, as may be amended and in effect from time to time.

         "COLLATERAL" is attached as Exhibit "A".

         "COLLATERAL HANDLING FEE" is defined in Section 3.5.



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         "COLLECTIONS" are all funds received by Bank from or on behalf of an
Account Debtor for Financed Receivables.

         "COMPLIANCE CERTIFICATE" is attached as Exhibit "B".

         "CURRENT LIABILITIES" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year.

         "DEFERRED REVENUE" is all amounts received in advance of performance under contract and not yet recognized as revenue.

         "EARLY TERMINATION FEE" is defined in Section 3.6.

         "EVENT OF DEFAULT" is defined in Section 9.

         "FACILITY" is an extension of credit by Bank to Borrower in order to finance Receivables with an aggregate Account Balance not exceeding the Facility Amount.

         "FACILITY AMOUNT" is One Million Five Hundred Thousand Dollars ($1,500,000.00).

         "FACILITY FEE" is defined in Section 3.4.

         "FACILITY PERIOD" is the period beginning on this date and continuing until SEPTEMBER 22, 2001, unless the period is terminated sooner by Bank with notice to Borrower or by Borrower under Section 3.6.

         "FINANCE CHARGES" is defined in Section 3.2.

         "FINANCED RECEIVABLES" are Receivables which Bank finances by making an Advance in accordance with the terms of this Agreement. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been finally paid.

         "FINANCED RECEIVABLE BALANCE" is the total outstanding amount, at any time, of all Financed Receivables.

         "GOOD FAITH DEPOSIT" is described in Section 3.9.

         "GUARANTOR" means any guarantor of the Obligations.

         "INELIGIBLE RECEIVABLE" is any Receivable:

     (A) that is unpaid (90) calendar days after the invoice date; or

     (B) that is owed by an Account Debtor that has filed, or has had filed against it, any bankruptcy case, assignment for the benefit of creditors, receivership, or Insolvency Proceeding or who has become insolvent (as defined in the United States Bankruptcy Code) or who is generally not paying its debts as they become due; or

     (C) for which there has been any breach of warranty or representation in
         Section 6 or any breach of any covenant in this Agreement; or

     (D) for which the Account Debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment.

         "INSOLVENCY PROCEEDINGS" are proceedings by or against any person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.



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         "INVOICE TRANSMITTAL" shows Receivables which are requested by Borrower for financing hereunder and which the Bank may finance and, for each Receivable, includes the Account Debtor's, name, address, invoice amount, invoice date and invoice number and is signed by Borrower's authorized representative.

         "LOCKBOX" is described in Section 6.2.

         "MINIMUM FINANCE CHARGE" is $4,575.00 per month, pro-rated for any partial month (e.g., for the calendar months during which the term hereof commences and terminates).

            "OBLIGATIONS" are all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, including, without limitation, all Advances, Finance Charges, Collateral Handling Fees, interest, fees, expenses, professional fees and attorneys' fees, and/or other amounts now or hereafter owing by Borrower to Bank.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

         "QUICK ASSETS" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed Receivables and investments with maturities of fewer than 12 months determined according to GAAP.

         "RECEIVABLES" are all those accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and rights to payment, and all proceeds, including their proceeds.

         "RECONCILIATION DAY" is the last calendar day of each month.

         "RECONCILIATION PERIOD" is each calendar month.

         "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's debt to Bank (and identified as subordinated by Borrower and Bank).

         "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

2. FINANCING OF ACCOUNTS RECEIVABLE.

         2.1. REQUEST FOR ADVANCES. During the Facility Period, Borrower may request that Bank finance Receivables (which are not Ineligible Receivables), if there is not an Event of Default. Borrower will deliver an Invoice Transmittal for each Receivable it offers. Bank may rely on information on or with the Invoice Transmittal.

         2.2. ACCEPTANCE OF ACCOUNTS RECEIVABLE. Bank is not obligated to finance any Receivable. Bank may approve any Account Debtor's credit before agreeing to finance any Receivable. When Bank agrees to finance a Receivable, it will pay Borrower the Advance Rate multiplied by the face amount of the Receivable (the "Advance"). Bank may, in its discretion, change the percentage of the Advance Rate. When Bank makes an Advance, the Receivable becomes a "Financed Receivable." All representations and warranties in Section 6 must be true as of the date of the Invoice Transmittal and of the Advance and no Event of Default exists would occur as a result of the Advance. The aggregate amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.


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3. COLLECTIONS, FINANCE CHARGES, REMITTANCES AND FEES. The Obligations shall be subject to the following fees and Finance Charges. Fees and Finance Charges may, in Bank's discretion, be charged as an Advance, and shall thereafter accrue fees and Finance Charges as described below. Bank may, in its discretion, charge fees and Finance Charges to Borrower's deposit account maintained with Bank.

         3.1. COLLECTIONS. Collections will be credited to the Financed Receivables Balance, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is not an Event of Default, the excess will be remitted to the Borrower, subject to Section 3.10.

         3.2. FINANCE CHARGES. In computing Finance Charges on the Obligations, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations THREE (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the "Finance Charge"), which is equal to the greater of (i) the Applicable Rate multiplied by the number of days in the Reconciliation Period divided by 360, which is then multiplied by the outstanding average daily Financed Receivable Balance for that Reconciliation Period or (ii) the Minimum Finance Charge. After an Event of Default, Obligations accrue interest at five percent (5%) above the Applicable Rate effective immediately before the Event of Default.

         3.3. INTENTIONALLY OMITTED.

         3.4. FACILITY FEE. A fully earned, non-refundable facility fee of $15,000.00 is due upon execution of this Agreement (the "Facility Fee").

         3.5. COLLATERAL HANDLING FEE. On each Reconciliation Day, Borrower will pay to Bank a collateral handling fee, equal to one half percent (.50%) per month of the average daily Financed Receivable Balance outstanding during the applicable Reconciliation Period (the "Collateral Handling Fee"). After an Event of Default, the Collateral Handling Fee will increase an additional .50% effective immediately before the Event of Default.

         3.6. EARLY TERMINATION FEE. A fully earned, non-refundable early termination fee of $15,000.00 is due upon voluntary or involuntary full payment of the Obligations and termination of this Facility prior to SEPTEMBER __, 2001 unless the Obligations are paid in full from an initial advance from a loan agreement with Silicon Valley Bank (the "Early Termination Fee").

         3.7. ACCOUNTING. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, and the Collateral Handling Fee. If Borrower does not object to the accounting in writing within thirty
         (30) days it is considered correct. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

         3.8. DEDUCTIONS. Bank may deduct fees, Finance Charges and other amounts due from any Advances made or Collections received by Bank.

         3.9. GOOD FAITH DEPOSIT. Borrower has paid to Bank a Good Faith Deposit of $5,000.00 to initiate Bank's due diligence review process. Any portion of the deposit not utilized to pay expenses up to and including the date hereof will be applied to the Facility Fee.


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         3.10. ACCOUNT COLLECTION SERVICES. All Borrowers' Receivables are to be
         paid to the same address and/or party and Borrower and Bank must agree on such address. If Bank collects all Receivables and there is not an Event of Default or an event that with notice or lapse of time will be an Event of Default, within FIVE (5) days of receipt of those collections, Bank will give Borrower, the Receivables collections it receives for Receivables other than Financed Receivables and/or amount in excess of the amount for which Bank has made an Advance to Borrower, less any amount due to Bank, such as the Finance Charge, the Collateral Handling Fee, other fees and expenses, or otherwise. This Section does not impose any affirmative duty on Bank to do any act other than to turn over amounts. All Receivables and collections are Collateral and if an Event of Default occurs, Bank need not remit collections of Collateral and may apply them to the Obligations.

4. REPAYMENT OF OBLIGATIONS.

         4.1. REPAYMENT ON MATURITY. Borrower will repay each Advance on the earliest of: (a) payment of the Financed Receivable in respect of which the Advance was made, (b) the Financed Receivable becomes an Ineligible Receivable, (c) when any Adjustment is made to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable is not otherwise an Ineligible Receivable, or (d) the last day of the Facility Period (including any early termination). Each payment will also include all accrued Finance Charges on the Advance and all other amounts due hereunder.

         4.2. REPAYMENT ON EVENT OF DEFAULT. When there is an Event of Default, Borrower will, if Bank demands (or, in an Event of Default under Section 9(B), immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank's option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fees, attorneys and professional fees, court costs and expenses, and any other Obligations.

5. POWER OF ATTORNEY. Borrower irrevocably appoints Bank and its successors and assigns it attorney-in-fact and authorizes Bank, regardless of whether there has been an Event of Default, to:

         (A) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables:

         (B) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank's or Borrower's name, as Bank chooses:

         (C) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document;

         (D) notify all Account Debtors to pay Bank directly;

         (E) receive, open, and dispose of mail addressed to Borrower;

         (F) endorse Borrower's name on check or other instruments;

         (G) execute on Borrower's behalf any instruments, documents, financing statements to perfect Bank's interests in the Financed Receivables and Collateral; and

         (H) do all acts and things necessary or expedient in connection with the Bank's rights under this Agreement.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS.

    6.1. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants for each Financed Receivable:



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         (A) Borrower is the owner with legal right to sell, transfer and assign it;

         (B) The correct amount is on the Invoice Transmittal and is not disputed;

         (C) Payment is not contingent on any obligation or contract and it has fulfilled all its obligations as of the Invoice Transmittal date;

         (D) It is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, it is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances;

         (E) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

         (F) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

         (G) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

         (H) Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

         (I) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

    6.1.1 ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

         (A) Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower's organizational documents, or constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

         (B) Borrower has good title to the Collateral. All inventory is in all material respects of good and marketable quality, free from material defects.

         (C) Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors). Borrower has complied with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules. None of Borrower's properties or assets has been used by Borrower, to the best of Borrower's knowledge, by previous persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

    6.2. AFFIRMATIVE COVENANTS. Borrower will do all of the following:

         (A) Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower's business or operations.


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         (B) Give Bank at least ten (10) days' prior written notice of changes to its name, state of organization, chief executive office or location of records.

         (C) Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment if requested.

         (D) Provide a written report within 10 days, if payment of any Financed Receivable does not occur within sixty (60) days of the invoice date respecting any Financed Receivable (or as and when otherwise directed by the Bank) and include the reasons for the delay.

         (E) Give Bank copies of all Forms 10-K, 10-Q and 8-K (or equivalents) within five (5) days of filing with the Securities and Exchange Commission, while any Financed Receivable is outstanding.

         (F) Execute any further instruments and take further action as Bank requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

         (G) Provide Bank with a Compliance Certificate no later than five (5) days following each quarter end/or as requested by Bank.

         (H) Provide Bank with, as soon as available, but no later than thirty
             (30) days following each Reconciliation Period, a company prepared balance sheet and income statement, prepared under GAAP, consistently applied, covering Borrower's operations during the period together with an aged listing of Receivables and accounts payable along with a deferred revenue listing.

         (I) Immediately notify, transfer and deliver to Bank all collections Borrower receives for Financed Receivables.

         (J) Direct each Account Debtor to make payments to a Lockbox account with Bank or to wire transfer payments to Bank. Without limiting the applicability of the foregoing, until the Bank establishes a Lockbox account, all collections Borrower receives for all Receivables shall be remitted to the Bank at least weekly by Friday of each week.

         (K) Borrower will allow Bank to audit Borrower's Collateral, including but not limited to Borrower's Accounts, at Borrowers expense, no later than ninety (90) days of the execution of this Agreement and annually thereafter (provided that Bank may, at its option, conduct more frequent audits at any time and from time to time at Bank's expense); Provided however, if an Event of Default has occurred, Bank may audit Borrower's Collateral at any time and from time to time, including but not limited to Borrower's Accounts at Bank's sole discretion and without notification and authorization from Borrower.

         (L) Demonstrate to the Bank that Borrower has received the proceeds of Subordinated Debt or has obtained an equity infusion in an aggregate amount of at least $1,000,000.00 subsequent to June 30, 2000 and before the date of the initial Advance.

         (M) Obtain additional equity infusion or the proceeds of Subordinated Debt (exclusive of the $1,000,000.00 described in Section 6.2(L)) in an aggregate amount of $9,000,000.00 as follows: (i) in an aggregate amount of at least $3,000,000.00 on or before October 31, 2000; and (ii) in an additional aggregate amount of at least $6,000,000.00 on or before December 31, 2000.



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    6.3. NEGATIVE COVENANTS. Borrower will not do any of the following without
         Bank's prior written consent:

         (A) Assign, transfer, sell or grant, or permit any lien or security interest in the Collateral.

         (B) Convey, sell, lease, transfer or otherwise dispose of the Collateral, except for bona fide sales (upon commercially reasonable terms and conditions) of inventory and dispositions or trade-ins of obsolete equipment.

         (C) Create, incur, assume, or be liable for any indebtedness, except for indebtedness (in an aggregate amount not exceeding $500,000.00) fully subordinated to the Obligations and capital lease obligations.

         (D) Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its subsidiaries to do so.

         (E) Without in any way limiting Section 6.3(A) above, pledge, or grant a security interest in, any of Borrower's intellectual property.

7. ADJUSTMENTS. If any Account Debtor asserts a discount, allowance, return, offset, defense, warranty claim, or the like (an "Adjustment") or if Borrower breaches any of the representations, warranties or covenants set forth in
Section 6., Borrower will promptly advise Bank. Borrower will resell any rejected, returned, or recovered personal property for Bank, at Borrower's expense, and pay proceeds to Bank. While Borrower has returned goods that are Borrower property, Borrower will segregate and mark them "property of Silicon Valley Bank." Bank owns the Financed Receivables and until receipt of payment, has the right to take possession of any rejected, returned, or recovered personal property.

8. SECURITY INTEREST. Borrower grants to Bank a continuing security interest in all presently and later acquired Collateral. Any security interest will be a first priority security interest in the Collateral.

9. EVENTS OF DEFAULT. Any one or more of the following is an Event of Default.

         (A) Borrower fails to pay any amount owed to Bank when due;

         (B) Borrower files or has filed against it any Insolvency Proceedings or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets;

         (C) Borrower becomes insolvent or is generally not paying its debts as they become due or is left with unreasonably small capital;

         (D) Any involuntary lien, garnishment, attachment attaches to the Financed Receivables or any Collateral;

         (E) Borrower breaches any covenant, agreement, warranty, or representation and does not cure it to Bank's satisfaction within 10 days; but a breach that cannot be cured it is an immediate Event of Default;

         (F) Borrower is in default under any document, instrument or agreement evidencing any debt, obligation or liability in favor of Bank its affiliates or vendors regardless of whether the debt, obligation or liability is direct or indirect, primary or secondary, or fixed or contingent;

         (G) An event of default occurs under any Guaranty of the Obligations or any material provision of any Guaranty is not valid or enforceable or a Guaranty is repudiated or terminated;



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         (H) A material default or event of default occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank;

         (I) Any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement; or

         (J) (i) A material impairment in the perfection or priority of the Bank's security interest in the Collateral; (ii) a material adverse change in the business, operations, or conditions (financial or otherwise) of the Borrower occurs; or (iii) a material impairment of the prospect of repayment of any portion of the Advances occurs.

10. REMEDIES.

         10.1. REMEDIES UPON DEFAULT. When an Event of Default occurs, (1) Bank may stop financing Receivables or extending credit to Borrower; (2) at Bank's option and on demand, all or a portion of the Obligations or, for an Event of Default described in Section 9(B), automatically and without demand, are due and payable in full; (3) Bank may apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit of the account of Borrower; and (4) Bank may exercise all rights and remedies under this Agreement and the law, including those of a secured party under the Code, power of attorney rights in Section 5 for the Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Financed Receivables and Collateral in any commercial manner. Borrower agrees that any notice of sale required to be given to Borrower is deemed given if at least five (5) days before the sale may be held.

         10.2. DEMAND WAIVER. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

         10.3. DEFAULT RATE. As further provided in Section 3.2, while any Event of Default exists, all Advances hereunder bears interest at the Applicable Rate plus five percent (5%) per annum until the earlier of
         (a) payment of all Obligations in good funds or (b) entry of a final judgment when the principal amount of any money judgment will accrue interest at the highest rate allowed by law.

11. FEES, COSTS AND EXPENSES. The Borrower will pay on demand all fees, costs and expenses (including attorneys' and professionals fees with costs and expenses) that Bank incurs from: (a) preparing, negotiating, administering, and enforcing this Agreement or any related agreement, including any amendments, waivers or consents, (b) any litigation or dispute relating to the Financed Receivables, the Collateral, this Agreement or any other agreement, (c) enforcing any rights against Borrower or any Guarantor, or any Account Debtor,
(d) protecting or enforcing its interest in the Financed Receivables or other Collateral, (e) collecting the Financed Receivables and the Obligations, and (f) any bankruptcy case or insolvency proceeding involving Borrower, any Financed Receivable, the Collateral, any Account Debtor, or any Guarantor.

12. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER. This Agreement shall be construed, governed, and enforced pursuant to the laws of The Commonwealth of Massachusetts (without regard to conflict of law principals) and shall take effect as a sealed instrument. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Suffolk County, Massachusetts.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.



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13. NOTICES. Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by FAX to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

14. GENERAL PROVISIONS.

         14.1. SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank may, without the consent of or notice to Borrower, sell, transfer, or grant participation in any part of Bank's obligations, rights or benefits under this Agreement.

         14.2. INDEMNIFICATION. Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) losses or expenses incurred, or paid by Bank from or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except, with respect to each of the foregoing, for losses caused by Bank's gross negligence or willful misconduct.

         14.3. TIME OF ESSENCE. Time is of the essence for performance of all obligations in this Agreement.

         14.4. SEVERABILITY OF PROVISION. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

         14.5. AMENDMENTS IN WRITING, INTEGRATION. All amendments to this Agreement must be in writing. This Agreement is the entire agreement about this subject matter and supersedes prior negotiations or agreements.

         14.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts and when executed and delivered are one Agreement.

         14.7. SURVIVAL. All covenants, representations and warranties made in this Agreement continue in force while any Financed Receivable amount remains outstanding. Borrower's indemnification obligations survive until all statutes of limitations for actions that may be brought against Bank have run.

         14.8. CONFIDENTIALITY. Bank will use the same degree of care handling Borrower's confidential information that it uses for its own confidential information, but may disclose information; (i) to its subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the Agreement, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with an examination or audit and (v) as it considers appropriate exercising the remedies under this Agreement. Confidential information does not include information that is either: (a) in the public domain or in Bank's possession when disclosed, or becomes part of the public domain after disclosure to Bank; or (b) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.


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         14.9. OTHER AGREEMENTS. This Agreement may not adversely affect Banks rights under any other document or agreement. If there is a conflict between this Agreement and any agreement between Borrower and Bank, Bank may determine in its sole discretion which provision applies. Borrower acknowledges that any security agreements, liens and/or security interests securing payment of Borrower's Obligations also secure Borrower's Obligations under this Agreement and are not adversely affected by this Agreement. Additionally, (a) any Collateral under other agreements or documents between Borrower and Bank secures Borrowers Obligations under this Agreement and (b) a default by Borrower under this Agreement is a default under agreements between Borrower and Bank.

BORROWER: E-SYNC NETWORKS, INC.

By ______________________________________
Title ___________________________________



BANK: SILICON VALLEY BANK



By ______________________________________
Title ___________________________________





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